EXHIBIT 10.03

DESCRIPTION OF 2018 SHORT-TERM INCENTIVE PLAN

On February 20, 2018, the Committee approved the performance measures and targets for the 2018 Short-Term Incentive Plan (“STIP”) under which officers and employees of PG&E Corporation and Pacific Gas and Electric Company (the “Utility”) are provided the opportunity to earn cash awards to the extent that the performance goals in the areas of public and employee safety, customer satisfaction, and financial performance are met.  The performance measures, targets, and weightings of the 2018 STIP components are shown in the following table:

Weight	2018 STIP Performance Measures	Threshold	Target	Maximum
50%	Safety
	Nuclear Operations
5%	Diablo Canyon Power Plant (DCPP) Reliability and Safety (1)
	DCPP Unit 1 Score	85.3	96.4	100.0
	DCPP Unit 2 Score	85.3	87.6	90.0
	Electric Operations
10%	Public Safety Index (PSI) (2)	0.5	1.0	2.0
	Gas and Electric Operations
10%	Asset Records Duration Index (3)	0.5	1.0	2.0
	Gas Operations
5%	Gas In-Line Inspection (ILI) and Upgrade Index (4)	0.5	1.0	2.0
5%	Gas Dig-ins Reduction (5)	1.89	1.84	1.75
	Employee Safety
10%	Serious Injuries and Fatalities (SIF) Corrective Actions Index (6)	0.5	1.0	2.0
5%	Safe Driving Rate (7)	6.7	6.5	6.1
25%	Customer	67.3%	71.3%	75.3%
15%	Customer Satisfaction Score (8)	74.2	75.2	76.7
10%	Customer Connection Cycle Time (9)	15	10	8
25%	Financial
25%	Earnings from Operations (EFO) (10)	*	*	*

(1) Diablo Canyon Power Plant (“DCPP”) Reliability and Safety Indicator-Year-end score based on 11 performance indicators for nuclear power generation, including unit capability, on-line reliability, safety system unavailability, radiation exposure, and safety accident rate, as reported to the Institute of Nuclear Power Operations for DCPP Units 1 and 2.
(2) Public Safety Index - New measure consisting of a weighted index of three electric programs that evaluate the effectiveness of compliance activities in the Fire Index Areas:  (1) Vegetation Non-Exempt Pole Clearing (25%), (2) Routine Line Vegetation Management (50%), and (3) Tree Mortality Mitigation Program (25%).
(3) Asset Records Duration Index - New measure consisting of a weighted index tracking the average number of days to complete the as-built process in the system of record for electric and gas capital and expense jobs from the time construction is completed in the field or released to operations:  (1) Gas: Transmission (30%), (2) Gas: Station (5%), (3) Gas: Distribution (15%), (4) Electric: Transmission Line (12.5%), (5) Electric: Substation (12.5%) and (6) Electric: Distribution (25%).
(4) Gas In-Line Inspection and Upgrade Index - Index measuring the Utility’s ability to complete planned in-line inspections and pipeline retrofit projects.
(5) Gas Dig-ins Reduction - Number of third-party dig-ins to the Utility’s gas assets per 1,000 Underground Service Alert tickets.  A dig-in refers to any damage (impact or exposure) that result in a repair or replacement of an underground facility as a result of an excavation.
(6) Serious Injuries and Fatalities (“SIF”) Corrective Action Index - Index measuring (1) percentage of SIF corrective actions completed on time, and (2) quality of corrective actions as measured against an externally derived framework. In 2018 contractor SIF events will be included in the quality of corrective actions measured.
(7) Safe Driving Rate - New measure tracking the total number of alerts for hard braking and hard acceleration per thousand miles driven in company vehicles equipped with in-vehicle performance monitors.
(8) Customer Satisfaction Score - Overall satisfaction of customers with the products and services offered by the Utility, as measured through an ongoing survey.

(9) Customer Connection Cycle Time - New measure tracking the 12-month average design and construction cycle time for electric residential disconnect/reconnect work requested by the Utility’s customers and performed through Express Connections (the Utility’s new customer gateway), measured in business days.
(10) Earnings from Operations (“EFO”) - Non-GAAP financial measure calculated as income available for common shareholders less items impacting comparability.  “Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods.

The Committee retains complete discretion to determine and pay all 2018 STIP awards to officers and non-officer employees.  This includes discretion to reduce the final score on any and all measures downward to zero. Upon recommendation of the PG&E Corporation Chief Executive Officer, the Committee may apply an individual performance modifier (0% to 150%) to an officer’s award.  Also, payments under the STIP are subject to PG&E Corporation and Pacific Gas and Electric Company Executive Incentive Compensation Recoupment Policy, as may be amended by the companies from time to time.